Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1, of our report dated March 2, 2020 (which includes an explanatory paragraph relating to the ability of Hoth Therapeutics, Inc. to continue as a going concern), relating to the consolidated balance sheets of Hoth Therapeutics, Inc. as of December 31, 2019 and 2018, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2019, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC
New York, New York
April 3, 2020